Exhibit 99.1

                Littlefield Corporation Announces Q2 2007 Results

                Thirteenth Consecutive Quarter of Revenue Growth

     AUSTIN, Texas--(BUSINESS WIRE)--July 25, 2007--Littlefield Corporation (OTCBB:LTFD) today announced earnings for the second quarter of 2007. Results from operations continued improvement and marked the thirteenth consecutive quarter of year-over-year revenue growth.

     The Q2 2007 earnings include approximately $84,000 of notable items:
$70,000 for legal expenses related to legal cases and $14,000 of non-cash expenses related to stock-based compensation.

     The Q2 2006 earnings included approximately $92,000 of notable items:
$56,000 of non-cash expenses related to stock-based compensation and $36,000 for legal expenses.

     Highlights for the quarter versus the comparable prior year quarter are as follows:

     1. Total Q2 2007 revenue rose 1% or $53,321 to $3,668,170. Entertainment increased 9% and Hospitality declined 9% mainly as a result of a weather-related cancellation of a large $100,000 order in June.

     2. Entertainment (bingo) gross profit for Q2 2007 grew 19% or $160,497. Entertainment gross profit percent increased to 46.6% versus 42.9% last year. The strongest performance in the quarter came from Texas bingo which increased by over $95,000 or 17%. South Carolina increased by 22% as did Alabama.

     3. Hospitality recorded a quarterly gross profit of $80,465 with both Word of Mouth and Premiere profitable despite the large order cancellation.

     4. Excluding the notable items described above, operating income in Q2 2007 was $593,516; at 16% of revenue.

     5. Including the notable items above and higher interest expenses associated with the financing of 2006 legal settlements net income in Q2 2007 was $382,118 or $0.034 per share versus $611,941 or $0.057 per share in Q2 2006.

     The following report is based upon unaudited financial statements reviewed by the Company's Audit Committee of the Board of Directors.


REVENUE
-----------------------
                          Q2 2007     Q2 2006    Variance   % Change
                         ----------  ----------  ---------  ----------
LTFD Corporation         $3,668,170  $3,614,849   $53,321          1%
Entertainment             2,181,346   1,996,000   185,346          9%
Hospitality               1,474,755   1,622,035  (147,280)        (9%)


    Texas and South Carolina bingo were particularly strong contributors to the Entertainment increase in revenue. The decrease in Hospitality revenue mainly represents the cancellation of a $100,000 order which resulted from unprecedented flooding in Central Texas in late June.

    The trend of quarterly year-over-year revenue increases has been as follows:


TREND OF
REVENUE                 Q1    Q2    Q3    Q4    Q1    Q2    Q3    Q4
INCREASES              2004  2004  2004  2004  2005  2005  2005  2005
---------------------- ----- ----- ----- ----- ----- ----- ----- -----
  LTFD Corp             (6%)  (2%)   1%     9%   11%   10%  20%    17%
  Entertainment         (6%)   1%   15%    11%   10%    5%  (1%)   14%
  Hospitality           (6%)  (8%) (29%)    6%    5%   19%  90%    19%


TREND OF
REVENUE                        Q1     Q2     Q3     Q4     Q1     Q2
INCREASES                     2006   2006   2006   2006   2007   2007
----------------------------  -----  -----  -----  -----  -----  -----
  LTFD Corp                     17%    21%    11%    23%    20%    1%
  Entertainment                 21%    18%    12%     7%     7%    9%
  Hospitality                   10%    25%     8%    44%    63%   (9%)


    The pattern of revenue increases which first became evident in Q4 2004 (absent only Entertainment in Q3 2005) continued with another recent quarter of revenue increases.


GROSS PROFIT
------------------------
                          Q2 2007     Q2 2006    Variance   % Change
                         ----------  ----------  ---------  ----------
LTFD Corporation         $1,109,964  $1,080,209   $29,755          3%
Entertainment             1,017,430     856,933   160,497         19%
Hospitality                  80,465     232,202  (151,737)       (65%)


    Entertainment gross profit percent increased to 46.6% versus 42.9% last year. The increased Entertainment gross profit represents higher revenues coupled with expense management. The decline in Hospitality gross profit reflects the previously mentioned cancellation of a large order in addition to self-promotion event expenses.


CORPORATE OVERHEAD
---------------------------
                            Q2 2007   Q2 2006    Variance   % Change
                            --------  --------  ----------  ----------
Second Quarter              $487,919  $298,207  ($189,712)       (64%)


    For the quarter, the increased Corporate Overhead expense, excluding depreciation and the notable items above, was the result of additional staff, increases in compensation, and other corporate expenses. Corporate overhead does not include depreciation of $28,529 in Q2 2007 and $26,247 in Q2 2006. This is consistent with past presentation of this information.


NET INCOME and BASIC EPS
------------------------
                          Q2 2007     Q2 2006     Variance  % Change
                         ----------  ----------  ---------- ----------
LTFD Corporation           $382,118    $611,941  ($229,823)      (38%)
Basic Earnings (Loss)
 per share                   $0.034      $0.057    ($0.023)      (40%)
Basic shares outstanding 11,276,282  10,756,967    519,315         5%


    Disregarding the notable items, the Company's net income for Q2 2007 was $465,822 compared with net income of $704,116 in Q2 2006 with basic earnings per share of $0.041 per share in 2007 versus $0.065 last year. Higher interest expenses of $71,000 associated with the financing of our legal settlements in 2006 lowered Q2 2007 EPS by approximately $0.01 per share.


Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

"Overall, our second quarter performance was the highest second quarter level of revenue and gross profit in the past five years. We saw continuing substantial gross profit increases in every Entertainment business unit - Texas, South Carolina and Alabama bingo. Each of these posted double digit increases in gross profit. This is a very good performance!

Entertainment revenue was up 9% or $185,000 and its gross profit was up 19% or $160,000 which is very significant because all but $25,000 of the revenue improvement made it down to the bottom line. This shows the huge leverage possibility in the Entertainment segment. Once established, almost all the improvement shows up on the bottom line! This is why we have added some corporate overhead positions to redouble our efforts to grow bingo.

Both Word of Mouth and Premiere were managed to profitability in our second quarter despite the disappointing cancellation of a large
$100,000-plus event as a result of the serious flooding seen in Central Texas in June.

We are feeling the interest expense impact of the legal settlements we made last year as interest expense is up substantially to reflect these costs. This is a structural change and will continue for some time period.

In May we refinanced $2.2 million of debt at an attractive interest rate. This is important as it frees up our working capital to pursue growth opportunities while providing manageable debt service payments.

Thanks to everyone who has contributed to our continued growth and I look forward to answering your questions during the Conference Call on Friday. Please e-mail me your questions."


     Earnings will be discussed in a conference call on Friday, July 27, 2007 at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Corporation Second Quarter 2007 Earnings Conference Call.

     Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

     Littlefield Corporation is a Delaware Corporation headquartered in Austin, Texas whose corporate subsidiaries are involved as licensed commercial lessor and promoter (in South Carolina only) with thirty (30) charitable bingo halls in Texas, South Carolina and Alabama. Over 100 charities conduct bingo in these charitable bingo halls and in 2006 earned $4,300,000 to fund their noble causes. These charitable bingo halls had over 3,000,000 customers play bingo in 2006. In addition, the Company owns Word of Mouth (custom catering company) and Premiere Tents & Events (party rental company).

     In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


     CONTACT: Littlefield Corporation
              Investor Relations
              Cecil Whitmore, 512-476-5141
              Fax: 512-476-5680
              cwhitmore@littlefield.com